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                                                                 EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT, dated as of January 1, 2003, between STANDARD MANAGEMENT CORPORATION (hereinafter the "Company"), and PAUL
B. ("PETE") PHEFFER (hereinafter "Executive").

                                    RECITALS

                  A. Executive has made, and is expected to continue to make, major contributions to the profitability, growth and financial strength of the Company and its affiliates.

                  B. The Company considers the continued services of the Executive to be in the best interests of the Company and its shareholders and desires to assure the services of the Executive on behalf of the Company on an objective and impartial basis and without distraction or conflict of interest in the event of any attempt by others to obtain control of the Company or any of its affiliates.

                  C. The Company desires to continue to employ Executive as its President and Chief Financial Officer upon the terms and subject to the conditions set forth in this Agreement.

                  D. Executive is willing to remain employed by the Company upon the terms and subject to the conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, the Company and the Executive hereby agree as follows:

                                   AGREEMENT

                  1. Employment. The Company hereby employs Executive, and Executive hereby accepts employment, upon the terms and subject to the conditions set forth in this Agreement.

                  2. Term. The effective date of this Agreement shall be January 1, 2003 (the "Effective Date"). Subject to the provisions for termination set forth in Section 9 of this Agreement, the initial term of this Agreement shall be three (3) years from and after the Effective Date; and it shall automatically renew annually for successive three (3) year periods on January 1 of each year thereafter, unless either party elects not to renew this Agreement by serving written notice of such intention not to renew on the other party at least one hundred eighty (180) days prior to the succeeding January 1. If such an election is made, this Agreement shall be in full force and effect for the remaining portion of the then-current three (3) year period, subject to the provisions for termination in Section 9 of this Agreement. Any reference in this Agreement to "the term of this Agreement" means the initial term and any renewal term, each of which shall be considered a separate term.


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                  3.       Duties. Executive's positions with the Company shall
be President and Chief Financial Officer, and such other positions as may be mutually agreed upon from time to time by Executive and the Board of Directors of the Company.

                  4. Extent of Services. Executive, subject to the direction and control of the Board of Directors of the Company, shall have the power and authority commensurate with his executive status and necessary to perform his duties under this Agreement. Executive shall devote substantially all of his employable time and attention to the business of the Company, and shall not, without the consent of the Company, during the term of this Agreement, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing Executive from investing his assets in such form or manner as will not require any material services on the part of Executive in the operation of the affairs of the companies in which such investments are made.

                  5.       Compensation.

                           (a) As compensation for services under this Agreement, Executive shall receive during the first year of this Agreement a base salary of Three Hundred Fifty-Six Thousand Dollars ($356,000), payable in equal installments in accordance with the Company's payroll procedures for its salaried employees. For each succeeding year, Executive's base salary shall be increased by an amount equal to Executive's base salary for the previous year multiplied by the percent change of the Consumer Price Index, now known as the "United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, U.S. City Average for all Urban Consumers, Seasonally Adjusted, All Items (1982-84 =
                  100)", or, if no longer published, such similar replacement index issued by the Department of Labor ("CPI"), during the immediately preceding calendar year. For example, if the percent change in the CPI from January 1, 2003, to December 31, 2003, were 5%, Executive's base salary for the second year under this Agreement would be $373,800. In addition to the base salary described above, Executive may receive additional annual salary increases based upon his performance in his executive and management capacity. The amounts of such salary increases shall be determined by the Board of Directors of the Company or the Compensation Committee of the Board of Directors (the "Compensation Committee").

                           (b)      In addition to base salary, within ninety
                  (90) days after the end of each fiscal year of the Company, Executive shall be entitled to receive a bonus equal to two percent (2%) of the Company's earnings, on a consolidated basis, before interest and taxes for such fiscal year of the Company. Provided, however, that in no event shall Executive's bonus be less than ten (10%) percent of Executive's annual base salary for the then-current year. The bonus shall be calculated from the books and records of the Company and its affiliates, which shall be kept in accordance with generally accepted accounting principles applied by the Company in the preparation of its financial statements. In addition to the


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                  bonus described above, Executive may receive additional
                  bonuses based upon his performance in his executive and management capacity. The amounts of such bonus increases shall be determined by the Board of Directors of the Company or the Compensation Committee.

                           (c) Salary and bonus payments shall be subject to withholding of taxes and other amounts required to be withheld by law.

                  6.       Compensation Guarantee.

                           (a)      All compensation payable to Executive under
                  Section 5 of this Agreement will be guaranteed (the "Guaranteed Payments") as of the Effective Date of this Agreement for the full term of this Agreement, except for any termination of this Agreement provided for in Sections 9(a), 9(b), 9(c) or 9(e). In particular, upon termination of Executive's employment for any reason other than pursuant to Sections 9(a), 9(b), 9(c) or 9(e), the Company shall pay to Executive a lump-sum payment, and Executive shall be entitled to receive from the Company not later than ten (10) calendar days after termination of Executive's employment, (i) a severance distribution consisting of a cash payment equal to three (3) times the sum of (A) Executive's then-current base salary, as determined pursuant to Section 5(a) of this Agreement for the then-current year of this Agreement in which such termination occurs, and (B) an amount equal to the average of his bonuses with respect to the three (3) most recently completed fiscal years of the Company (including any fiscal years prior to the Effective Date) and (ii) all other unpaid amounts pursuant to any other provision of this Agreement or otherwise; provided that, following a Control Termination (as defined in Section 11(b)), the Executive shall be entitled to receive the payments described in
                  Section 11 (as opposed to the Guaranteed Payments).

                           (b) None of the Guaranteed Payments described in this Section 6 shall affect the Executive's right to receive the payments described in Sections 12, 13 and 14 of this Agreement.

                  7.       Fringe Benefits.

                           (a) Executive shall be entitled to participate in all employee benefit plans and insurance programs offered by the Company, from time to time for its executive management or supervisory personnel generally, at such time as Executive shall have fulfilled the eligibility requirements for participation therein.

                           (b) Executive shall be entitled to the greater of (i) four (4) weeks vacation with pay, for each year during the term of this Agreement and (ii) the number of paid vacation and sick leave days to which he would be entitled on the basis of thirty (30) years of creditable service to the Company and its affiliates as of the Effective Date in accordance with the Company's vacation and sick leave policies.


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                           (c)      Executive may incur reasonable expenses for
                  promoting the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Executive for all such reasonable expenses upon Executive's periodic presentation of an itemized account of such expenditures.

                           (d) During the term of this Agreement, the Company shall at its expense maintain a term life insurance policy or policies on the life of Executive in the face amount of Three Million Dollars ($3,000,000), payable to such beneficiaries as Executive may designate. Following termination or expiration of this Agreement for any reason, for a period of sixty (60) days following the later of (i) termination or expiration of this Agreement and (ii) the date upon which the Company is no longer required to maintain such insurance for the benefit of Executive, Executive shall have the option to purchase from the Company the policy of insurance (other than group insurance) on the life of Executive. The purchase price of such policy shall be equal to the applicable portion of any prepaid premium thereon.

                           (e) During the term of this Agreement, the Company shall at its expense maintain a disability policy or policies for the benefit of Executive, with benefits at least as favorable as those provided by the disability policy maintained by the Company for the benefit of Executive in effect as of the Effective Date.

                  8. Disclosure of Information. As a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation set forth in Section 5, as well as any additional benefits set forth in this Agreement, Executive covenants and agrees that he shall not, at any time during or following the term of this Agreement, directly or indirectly, divulge or disclose for any purpose whatsoever, any confidential information that has been obtained by or disclosed to him as a result of his employment by the Company, except to the extent that such confidential information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order or (c) is necessary to perform Executive's duties under this Agreement.

                  9. Termination. This Agreement shall terminate on the first to occur of the following:

                           (a)      Expiration of the term of this Agreement;

                           (b) Termination by the Company for cause (as defined below), following written notice by the Company's Board of Directors to Executive specifying the particular facts and circumstances constituting cause. "Cause" means:


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                                    (i)      the persistent failure of or
                           refusal by Executive, following a reasonable cure period of at least thirty (30) days, to comply with the terms of this Agreement or, subject to the terms of this Agreement, the material orders, policies and regulations of the Company, as adopted and promulgated from time to time by the Company's Board of Directors, and such failure or refusal proves to be detrimental to the Company;

                                    (ii)     any act or acts of fraud or
                           dishonesty by Executive resulting in or tending to result in gain or personal enrichment of Executive at the Company's expense;

                                    (iii)    any felony conviction of
                           Executive; or

                                    (iv)     the persistent absence of
                           Executive from his employment without cause or explanation;

                           (c)      Executive's death;

                           (d) Ninety (90) days following Executive's permanent and total disability, as defined in the long-term disability policy provided by the Company pursuant to Section 7(e);

                           (e) Termination by Executive, without cause, upon ninety (90) days' prior written notice to the Company;

                           (f) Termination by Executive, for good reason (as defined in Section 12(c)).

                  10.      Effect of Termination.

                           (a) Upon termination of this Agreement pursuant to Section 9(a), 9(b), 9(c) or 9(e), Executive (or his estate) shall be entitled to (i) any unpaid salary with respect to periods prior to the date of termination, (ii) a pro rata share of the bonus provided for in Section 5(b), based upon the number of months during which he performed duties under this Agreement in the year during which such termination occurs (regardless of whether the Company's results for such year would have resulted in a bonus being paid to Executive) and (iii) any termination, disability, or death benefits to which he is entitled under any of the Company's employee benefit plans in effect at the time of such termination.

                           (b) In all events of termination other than pursuant to Section 9(a), 9(b), 9(c) or 9(e), Executive shall be entitled to receive the Guaranteed Payments described in
                  Section 6.

                           (c) In addition to the payments Executive shall be entitled to receive under Sections 6 or 11, as applicable, and this Section 10, in the event of any


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                  expiration or termination of this Agreement, the Company
                  agrees to pay to Executive the benefits set forth in Sections 12, 13 and 14, as applicable.

                           (d) The benefits payable to Executive under this Agreement upon expiration or termination of this Agreement, shall be payable to Executive regardless of any determination by the Company's accountants that such payments are or would be non-deductible by the Company for federal income tax purposes for any reason, including but not limited to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

                  11.      Change in Control; Payments for Control Termination.

                           (a) The term "change in control" as used in this Agreement shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "1934 Act") if such Item 6(e) were applicable to the Company as such Item 6(e) is in effect as of the Effective Date; provided that, without limitation, such a change in control shall be deemed to have occurred if and when (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company's then-outstanding securities or (ii) in connection with or as a result of a tender offer, merger, consolidation, sale of assets or contest for election of directors, or any combination of the foregoing transactions or events, individuals who, as of the date of this Agreement, constitute the Board of Directors of the Company (the "Incumbent Board") cease to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date of this Agreement whose election was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors shall be deemed to have been a member of the Incumbent Board or
                  (iii) any reorganization, merger or consolidation or the issuance of shares of common stock of the Company in connection therewith unless immediately after any such reorganization, merger or consolidation (A) more than sixty percent (60%) of the then-outstanding shares of common stock of the corporation surviving or resulting from such reorganization, merger or consolidation and more than sixty percent (60%) of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors are then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the outstanding shares of common stock of the Company and the outstanding voting securities of the Company immediately prior


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                  to such reorganization, merger or consolidation and in
                  substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding shares of common stock of the Company and the outstanding voting securities of the Company, as the case may be and (B) at least a majority of the members of the board of directors of the corporation surviving or resulting from such reorganization, merger or consolidation were members of the Board of Directors of the Company at the time of the execution of the initial agreement or action of the Board of Directors providing for such reorganization, merger or consolidation or issuance of shares of common stock of the Company or (iv) the Board of Directors of the Company approves a plan of complete liquidation of the Company or an agreement for the sale or disposition of all or substantially all of the assets of the Company or an agreement for the sale or disposition of the stock or assets of a subsidiary or division of the Company representing at least fifteen percent (15%) of the value of the Company on a consolidated basis at the time of such approval. Upon the occurrence of a change in control, the Company shall promptly notify Executive in writing of the occurrence of such event (such notice, the "Change in Control Notice"). If the Change in Control Notice is not given within ten (10) days after the occurrence of a change in control the period specified in clause (b)(i) of this Section 11 shall be extended until the third anniversary of the date such Change in Control Notice is given.

                           (b) The term "Control Termination" as used in this Agreement shall mean (i) termination of this Agreement by the Company in anticipation of or within three (3) years for any reason other than pursuant to Sections 9(a), 9(b), 9(c), 9(d) or 9(e) following a "change in control" of the Company (as defined above), or (ii) termination of this Agreement by Executive for good reason (as defined in Section 12(c)) within three (3) years following a "change in control" of the Company (as defined above).

                           (c) In the event of a Control Termination of this Agreement, the Company shall:

                                    (i)      Within ten (10) days following the
                           Control Termination, the Company shall make a lump-sum payment to Executive equal to three (3) times the sum of (A) Executive's then-current base salary, as determined pursuant to Section 5(a) and
                           (B) the average amount of the bonuses paid to Executive pursuant to Section 5(b) for the three (3) preceding fiscal years.

                                    (ii)     For a period of thirty-six (36)
                           months following termination of this Agreement, Executive shall continue to be entitled to all benefits and service credit for benefits under medical, insurance and other employee benefit plans, programs and arrangements of the Company as if he were still employed under this Agreement and a change in control of the Company had not occurred.


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                           (d)      If, despite the provisions of paragraph (c)
                  above, benefits under any employee benefit plan shall not be payable or provided under any such plan to Executive, or Executive's dependents, beneficiaries and estate, because he is no longer an employee of the Company, the Company itself shall, to the extent necessary to provide the full value of such benefits and service credits to Executive, Executive's dependents, beneficiaries and estate, pay or provide for payment of such benefits and service credit for such benefits to Executive, his dependents, beneficiaries and estate.


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                  12.      Additional Provisions Relating to Termination.

                           (a) The Company is aware that it is possible that the Board of Directors or shareholders of the Company may at some time in the future cause or attempt to cause the Company (i) to fail or refuse to comply with its obligations under this Agreement, (ii) to institute litigation seeking to have this Agreement declared unenforceable or (iii) to take action to deny Executive the benefits intended by this Agreement. In any such circumstance, the parties acknowledge and agree that the purposes of this Agreement would be frustrated. It is the Company's intent that Executive neither be required to incur any costs or expenses associated with enforcement of this Agreement by litigation or other legal action, nor be bound to negotiate any settlement of his rights under this Agreement, because the costs and expenses of any such legal action or settlement would detract from the benefits intended to be provided to Executive under this Agreement. Accordingly, if (x) the Company has failed or refused to comply with any of its obligations under this Agreement whatsoever, (y) any person institutes litigation seeking to have this Agreement declared unenforceable or (z) any person takes action to deny, diminish or recover any benefits intended to be provided or provided to Executive by this Agreement, and Executive has complied with all of his material obligations under the terms of this Agreement, the Company irrevocably authorizes Executive from time to time to retain legal counsel of his choice, at the sole cost and expense of the Company, as provided in this Section 12(a), to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether such action is by or against the Company or any director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. The reasonable fees and expenses of such legal counsel selected by Executive from time to time shall be paid or reimbursed by the Company on a regular periodic basis upon presentation by Executive of a statement or statements prepared by such counsel, up to a maximum aggregate amount of $250,000. Any costs and expenses incurred by the Company by reason of any dispute between the parties with respect to any dispute related to this Agreement, notwithstanding the outcome of any such dispute, shall be the sole responsibility of the Company, and the Company shall not take any action to seek payment or reimbursement from Executive (or his estate) for any such costs and expenses.

                           (b) The amounts payable to Executive upon any termination or expiration of this Agreement shall be considered severance pay in consideration of past services rendered on behalf of the Company and his continued service from the Effective Date of this Agreement to the date he becomes entitled to such payments, and the parties acknowledge and agree that all such compensation constitutes wage payments under the Indiana Wage Payment Statute. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required under this Agreement shall not be reduced or offset by any such other compensation.


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                           (c)      "Good reason," as used in this Agreement,
                  shall mean the occurrence of any of the following events, without Executive's prior written consent:

                                    (i)      a change in Executive's status,
                           position or the nature or scope of Executive's responsibilities and authorities that, in the reasonable judgment of Executive, do not represent a promotion from his status, position or responsibilities and authorities in existence immediately prior to the termination of this Agreement (with respect to Section 9(f)) or change in control (with respect to Section 11(b)), as applicable;

                                    (ii)     the assignment to Executive of any
                           duties or responsibilities that, in the reasonable judgment of Executive, are inconsistent with his status, position or responsibilities and authorities;

                                    (iii)    any removal of Executive from or
                           failure to reappoint or reelect Executive to any positions held by him immediately prior to the termination of this Agreement (with respect to Section 9(f)) or change in control (with respect to
                           Section 11(b)), as applicable;

                                    (iv)     any breach by the Company of any
                           provision of this Agreement;

                                    (v)      with respect to a change in
                           control, the reasonable determination by Executive that, as a result of a change in circumstances significantly affecting his position, he is unable to exercise his authorities, powers, functions or duties in existence immediately prior to the change in control;

                                    (vi)     the Company's principal executive
                           offices are moved outside the geographic area consisting of Hamilton County, Indiana, and the counties contiguous to Hamilton, County, Indiana, or Executive's office is located at any location other than the Company's principal executive offices;

                                    (vii)    with respect to any change in
                           control, any substantial increase in required travel for the Company's business in excess of Executive's travel obligations prior to the change in control;

                                    (viii)   the failure by the Company to
                           continue to provide Executive with benefits substantially similar to those enjoyed by him or to which he was entitled under any of the Company's pension, profit sharing, life insurance, medical, dental, health and accident or disability plans;


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                                    (ix)     with respect to a change in
                           control, the Company's failure to obtain a satisfactory agreement from any successor of the Company to agree to perform all of the terms of this Agreement; or

                                    (x)      any request by the Company that
                           Executive participate in an unlawful act or take any action or omit to take any action constituting a breach of Executive's professional standard of conduct.

                           (d) In addition to any payments, termination benefits or any other benefits Executive is entitled to receive under this Agreement, upon the expiration of this Agreement or in the event that this Agreement is terminated for any reason other than pursuant to Section 9(b), 9(c) or 9(e) or a Control Termination (which is addressed in Section
                  11), the Company agrees to pay the Payment Amount (as defined below) to the Executive in a lump-sum payment within thirty
                  (30) days after the termination of this Agreement. The "Payment Amount" means the amount, as of the date of termination of Executive's employment, determined by multiplying (i) the number of shares of common stock of the Company then subject to unexercised options ("Unexercised Options") held by the Executive that were granted by the Company or an affiliate of the Company by (ii) the result of subtracting the option price for such shares from the Termination Market Price of such shares (as defined below). For purposes of this Section 12(d), Unexercised Options shall include all outstanding options whether or not they are exercisable at the time of the election by Executive. Upon payment by the Company of the Payment Amount in accordance with this Section 12(d), the Unexercised Options shall be deemed to be surrendered by the Executive and canceled by the Company. Such cancellation shall be effective regardless of whether the Executive surrenders an agreement relating to any Unexercised Option. For purposes of this Section 12(d), "Termination Market Price" for the shares means the greater of (A) the highest sales price of the shares during the preceding six (6) month period, (B) the book value per share of the shares (diluted and as reported) and (C) the book value per share of the shares (diluted and excluding unrealized gain (loss) on securities).

                           (e) Notwithstanding anything in this Agreement to the contrary, Executive's (or his legal representative's) right to terminate this Agreement as provided in Section 12(c) and (d) shall not be affected by Executive's mental or physical incapacity.

                  13.      Tax Indemnity Payments.

                           (a) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise but determined without regard to any additional payments required under this Section 13 (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the


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                  Code, or any successor provision (collectively, "Section
                  4999"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any Federal, state or local income and employment taxes and Excise Tax (and any interest and penalties imposed with respect to any such taxes) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                           (b) Subject to the provisions of Section 13(c), all determinations required to be made under this Section 13, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized public accounting firm to make the determinations required under this Agreement (which accounting firm shall then be referred to as the Accounting Firm under this Agreement). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 13, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments that will not have been made by the Company should have been made by the Company ("Underpayment"), consistent with the calculations required to be made under this Agreement. In the event that the Company exhausts its remedies pursuant to Section 13(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                           (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of, or result in a change in the amount of the payment by the Company of, the Gross-Up Payment. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided that the failure to give any notice pursuant to this Section 13(c) shall not impair Executive's rights under this Section 13 except to the extent the Company is materially prejudiced thereby. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim,
                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income, employment or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

                           (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 13(c), Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 13(c)) promptly pay to the Company the amount of such refund.

                  14.      Payment for Options.

                           (a) In the event of a Control Termination of this Agreement, Executive may elect, within sixty (60) days after such Control Termination, to receive (in addition to any other amounts owed to Executive under this Agreement) a lump-sum payment in cash equal to the sum of the following:
                  (i) all or any portion of the number of shares of common stock of the Company which may be acquired pursuant to options granted by the Company and held by Executive at the time of such election, multiplied by the Standard Management Put Price; plus (ii) all or any portion of the number of Successor Securities which may be acquired pursuant to options (which options were granted to Executive in exchange or substitution for options to acquire the common stock of the Company) held by Executive at the time of such election, multiplied by the Successor Security Put Price; plus (iii) the number of shares of common stock of the Company which were acquired pursuant to options granted by the Company which were exercised, or which were discharged and satisfied by the payment to

                  Executive of cash or other property (other than options for Successor Securities), in connection with the change in control subsequent to the first public announcement of the transaction or event which led to the change in control, multiplied by the respective per share exercise prices of such exercised or discharged options. For purposes of calculating the above lump-sum payment, the options described in clauses (i) and (ii) shall include all such options, whether or not then exercisable, and, to compensate Executive for the loss of the potential future speculative value of unexercised options, there shall not be any deduction of the respective per share exercise prices for any of the options described in such clauses (i) and (ii). The cash payment due from the Company pursuant to this Section 13 shall be made to Executive within ten (10) days after the date of such election under this Agreement, against the execution and delivery by Executive to the Company of an appropriate agreement confirming the surrender to the Company of the options in respect of which the lump-sum cash payment is being made to Executive.

                           (b) "Change in Control Price" means (i) in the case of a change in control which occurs solely as a result of a change in the composition of the Board of Directors of the Company or which occurs in a transaction, or series of related transactions, in which the same consideration is paid or delivered to all of the holders of common stock of the Company (or, in the event of an election by holders of the common stock of the Company of different forms of consideration, if the same election is offered to all of the holders of common stock of the Company) or which occurs as a result of the Board of Directors' approval of a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of the assets of the Company or an agreement for the sale or disposition of the stock or assets of a subsidiary or division of the Company representing at least fifteen percent (15%) of the value of the Company on a consolidated basis at the time of such approval, the Price per share of the common stock of the Company on the date on which the change in control occurs, or if such date is not a trading day, then the trading day immediately prior to such date, or (ii) in the case of a change in control effected through a series of related transactions, or in a single transaction in which less than all of the outstanding shares of common stock of the Company is acquired, the highest price paid to the holders of common stock of the Company in the transaction or series of related transactions whereby the change in control takes place. In determining the highest price paid to the holders pursuant to clause (ii) of the immediately preceding sentence, in the case of Successor Securities paid or delivered to the holders of common stock of the Company in exchange, payment or substitution for, or upon conversion of, the common stock of the Company, the price paid to such holders shall be the Price of such security at the time or times paid or delivered to such holders.

                           (c) "Current Market Price" for any security means the highest sales price of such security during the six
                  (6) month period prior to the termination of this Agreement.

                           (d) "Exchange Ratio" means, in connection with a change in control, the number of Successor Securities to be paid or delivered to the holders of common stock of the Company in exchange, payment or substitution for, or upon conversion of, each share of such common stock.

                           (e) "Price" for any security means the average of the highest and lowest sales price of such security on a trading day as shown on the Composite Tape of the New York Stock Exchange (or, if such security is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted to trading) or, in case no sales take place on such day, the average of the closing bid and asked prices on the New York Stock Exchange (or, if such security is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted to trading) or, if it is not listed or admitted to trading on any national securities exchange, the average of the highest and lowest sales prices of such security on such day as reported by the NASDAQ Stock Market, or in case no sales take place on such day, the average of the closing bid and asked prices as reported by NASDAQ, or if such security is not so reported, the average of the closing bid and asked prices as furnished by any securities broker-dealer of recognized national standing selected from time to time by the Company (or its successor in interest) for that purpose.

                           (f) "Standard Management Put Price" means the greater of (i) the Change in Control Price or (ii) the Current Market Price of the common stock of the Company.

                           (g) "Successor Security Put Price" means the greater of (i) the Change in Control Price divided by the Exchange Ratio or (ii) the Current Market Price of the Successor Securities.

                           (h) "Successor Securities" means any securities of any person received by the holders of the common stock of the Company in exchange, substitution or payment for, or upon conversion of, the common stock of the Company in connection with a change in control.

                  15. Covenant Against Competition. Executive acknowledges that the services he is to render to the Company are of a special and unusual character, with a unique value to the Company, the loss of which cannot adequately be compensated by damages or an action at law. In view of the confidential information to be obtained by, or disclosed by the Company to, Executive, and as a material inducement to the Company to enter into this Agreement, Executive covenants and agrees that during the term of this Agreement and for two (2) years thereafter, Executive shall not, directly or indirectly, anywhere within the State of Indiana (i) render any services, as an agent, independent contractor, consultant or otherwise, or become employed or compensated by, any other corporation, person or entity engaged in the business of selling or providing life, accident or health insurance products or services; (ii) render any services, as an agent, independent contractor, consultant or otherwise, or become employed or compensated by, any other corporation, person or entity engaged in the business of selling or providing any lending or other financial products or services that are competitive with the lending or other financial products or services sold or provided by the Company or its subsidiaries, (iii) in any manner compete with the Company or any of its subsidiaries; or (iv) solicit or attempt to convert to other insurance carriers, finance companies or other corporations, persons or other entities providing these same or similar products or services provided by the Company and its subsidiaries, any customers or policyholders of the Company, or any of its subsidiaries; provided, however, that Executive may be a shareholder of less than five (5%) percent of the outstanding shares of voting stock of any company listed on a recognized stock exchange or traded in the NASD over-the-counter market. The covenants of Executive in this Section 15 shall be void and unenforceable if this Agreement is terminated pursuant to a Control Termination as defined in
Section 11(b). In addition, the covenants of Executive in this Section 15 shall be void and unenforceable if the Company terminates this Agreement without cause or Employee terminates this Agreement with good reason. Should any particular covenant or provision of this Section 15 be held unreasonable or contrary to public policy for any reason, including without limitation, the time period, geographical area, or scope of activity covered by any restrictive covenant or provision, the Company and Executive acknowledge and agree that such covenant or provision shall automatically be deemed modified such that the contested covenant or provision shall have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law.

                  16. Arbitration of Disputes; Injunctive Relief. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in the City of Indianapolis, Indiana, in accordance with the laws of the State of Indiana by three arbitrators, one of whom shall be appointed by the Company, one by Executive and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States District Court for the Southern District of Indiana. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators, which shall be as provided in this Section. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of his rights under this Agreement, the Company shall pay (or Executive shall be entitled to recover from the Company, as the case may be) his reasonable attorneys' fees and costs and expenses in connection with such rights, regardless of the final outcome, unless the arbitrators shall determine that under the circumstances recovery by Executive of all or a part of any such fees and costs and expenses would be unjust.

                  17. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified or registered mail, postage prepaid, return receipt requested, to the addresses below, or to such other address as a party may from time to time indicate in writing to the other:

                  If to Executive:

                           Paul B. ("Pete") Pheffer
                           464 Leeds Circle
                           Carmel, IN  46032

                  If to the Company:

                           Standard Management Corp.
                           10689 North Pennsylvania
                           Indianapolis, IN 46280-1087
                           Attention:  Chairman

Any notice of termination provided by a party to the other party must indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances alleged to provide the basis for termination.

                  18. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

                  19. Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement supersedes and replaces all prior employment and compensation agreements, understandings and arrangements between Executive and the Company. This Agreement shall have no effect upon any existing stock option agreements between Executive and the Company.

                  20. Binding Agreement; Governing Law; Assignment. This Agreement shall be binding upon and shall insure to the benefit of the parties and their successors in interest and shall be construed in accordance with and governed by the laws of the State of Indiana. This Agreement is personal to each of the parties to this Agreement, and neither party may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other party.

                  21. Survival. Sections 6 (Compensation Guarantee), 8 (Disclosure of Information), 10 (Effect of Termination), 11 (Change in Control; Payments for Control Termination), 12 (Additional Provisions Relating to Termination), 13 (Tax Indemnity Payments), 14 (Payments for Options), 15 (Covenant Against Competition), 16 (Arbitration of Disputes; Injunctive Relief), 17 (Notices), 20 (Binding Agreement; Governing Law; Assignment).and 21 (Survival) of this Agreement shall survive any termination or expiration of this Agreement.

                  22. Joint Drafting. This Agreement has been prepared jointly by the parties and their respective advisors and legal counsel and shall not be strictly construed against either party.

                  23. Advisors Consulted. Each party hereby acknowledges and agrees that each (a) has read this Agreement in its entirety prior to executing it, (b) understands the provisions and effects of this Agreement and
(c) has consulted with such advisors as each has deemed appropriate in connection with its or his respective execution of the Agreement.


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                                     -18-

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


"Company"                                    "Executive"

STANDARD MANAGEMENT CORPORATION


By:/s/ Martial R. Knieser, M.D.              /s/ Paul B. ("Pete") Pheffer
   --------------------------------------    ----------------------------------
   Martial R. Knieser, M.D.,                 Paul B. ("Pete") Pheffer
     Chairman, Compensation Committee


                                     -19-